As filed with the Securities and Exchange Commission on July 8, 2025

Registration No. 333-268214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-268214

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Akoya Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-5586242
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Campus Drive, 6th Floor

Marlborough, MA 01752

(855) 896-8401

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Masoud Toloue, Ph.D.

President and Chief Executive Officer

Quanterix Corporation 900 Middlesex Turnpike

Billerica, MA 01821

(617) 301-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Kerry S. Burke Catherine Dargan Kyle Rabe Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000	Laurie A. Churchill General Counsel and Secretary Quanterix Corporation 900 Middlesex Turnpike Billerica, MA 01821 (617) 301-9400

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment No. 1 to Form S-3 (Registration No. 333-268214) is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by Akoya Biosciences, Inc. (the “Registrant”):

•	Registration Statement on Form S-3 (No. 333- 268214), pertaining to the registration of up to (i) $150,000,000 of the Registrant’s common stock, preferred stock, debt securities, warrants, and units and (ii) the issuance and sale by the Registrant of shares of common stock of the Registrant of up to a maximum aggregate offering price of $50,000,000 that may be offered and sold pursuant to an equity distribution agreement;

On July 8, 2025, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 2025, by and among the Registrant, Quanterix Corporation (“Quanterix”) and Wellfleet Merger Sub, Inc., a wholly owned subsidiary of Quanterix (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Quanterix (the “Merger”).

As a result of the Merger, any and all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statement have been terminated. In compliance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the registrant is filing this Post-Effective Amendment to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Akoya Biosciences, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on this day of July 8, 2025.

Date: July 8, 2025	Akoya Biosciences, Inc.

	By:	/s/ Vandana Sriram
	Name:	Vandana Sriram
	Title:	Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act of 1933, as amended.